                                 EXHIBIT 10.1.3

               --------------------------------------------------

                         ------------------------------

               --------------------------------------------------



                             CANNONDALE CORPORATION

               ==================================================

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                           Dated: As of March 29, 1996

                                   $35,000,000

               ==================================================




               --------------------------------------------------

                            FLEET CAPITAL CORPORATION

               --------------------------------------------------

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
SECTION 1.                CREDIT FACILITY . . . . . . . . . . . . . . . . . .   1
         1.1     Revolving Credit Loans . . . . . . . . . . . . . . . . . . .   1
         1.2     Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Letters of Credit; LC Guaranties . . . . . . . . . . . . . .   3

SECTION 2.                INTEREST, FEES AND CHARGES  . . . . . . . . . . . .   3
         2.1     Interest . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Computation of Interest and Fees . . . . . . . . . . . . . .   6
         2.3     [Intentionally Omitted]  . . . . . . . . . . . . . . . . . .   6
         2.4     Letter of Credit and LC Guaranty Fees  . . . . . . . . . . .   6
         2.5     Annual Facility Fee  . . . . . . . . . . . . . . . . . . . .   6
         2.6     Audit and Appraisal Fees . . . . . . . . . . . . . . . . . .   6
         2.7     Reimbursement of Expenses  . . . . . . . . . . . . . . . . .   6
         2.8     Bank Charges . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.9     Capital Adequacy Charge. . . . . . . . . . . . . . . . . . .   7
         2.10    Indemnity re:  LIBOR.  . . . . . . . . . . . . . . . . . . .   7

SECTION 3.                LOAN ADMINISTRATION . . . . . . . . . . . . . . . .   8
         3.1     Manner of Borrowing Revolving Credit Loans . . . . . . . . .   8
         3.2     Payments . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3     Mandatory Prepayments  . . . . . . . . . . . . . . . . . . .  10
         3.4     Application of Payments and Collections  . . . . . . . . . .  11
         3.5     All Loans to Constitute One Obligation . . . . . . . . . . .  11
         3.6     Loan Account . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.7     Statements of Account  . . . . . . . . . . . . . . . . . . .  11

SECTION 4.                TERM AND TERMINATION  . . . . . . . . . . . . . . .  11
         4.1     Term of Agreement  . . . . . . . . . . . . . . . . . . . . .  11
         4.2     Termination  . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 5.                SECURITY INTERESTS  . . . . . . . . . . . . . . . .  13
         5.1     Security Interest in Collateral  . . . . . . . . . . . . . .  13
         5.2     Lien Perfection; Further Assurances  . . . . . . . . . . . .  13
         5.3     Lien on Realty . . . . . . . . . . . . . . . . . . . . . . .  13

                                      (i)

SECTION 6.                COLLATERAL ADMINISTRATION . . . . . . . . . . . . .  14
         6.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.2     Administration of Accounts . . . . . . . . . . . . . . . . .  15
         6.3     Administration of Inventory  . . . . . . . . . . . . . . . .  17
         6.4     Administration of Equipment  . . . . . . . . . . . . . . . .  17
         6.5     Payment of Charges . . . . . . . . . . . . . . . . . . . . .  17

SECTION 7.                REPRESENTATIONS AND WARRANTIES  . . . . . . . . . .  18
         7.1     General Representations and Warranties . . . . . . . . . . .  18
         7.2     Continuous Nature of Representations and Warranties  . . . .  24
         7.3     Survival of Representations and Warranties . . . . . . . . .  24

SECTION 8.                COVENANTS AND CONTINUING AGREEMENTS . . . . . . . .  24
         8.1     Affirmative Covenants  . . . . . . . . . . . . . . . . . . .  24
         8.2     Negative Covenants . . . . . . . . . . . . . . . . . . . . .  26
         8.3     Specific Financial Covenants . . . . . . . . . . . . . . . .  29

SECTION 9.                CONDITIONS PRECEDENT  . . . . . . . . . . . . . . .  30
         9.1     Documentation  . . . . . . . . . . . . . . . . . . . . . . .  30
         9.2     No Default . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.3     Other Loan Documents . . . . . . . . . . . . . . . . . . . .  30
         9.4     Availability . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.5     No Litigation  . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 10.               EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT .  31
         10.1    Events of Default  . . . . . . . . . . . . . . . . . . . . .  31
         10.2    Acceleration of the Obligations  . . . . . . . . . . . . . .  33
         10.3    Other Remedies . . . . . . . . . . . . . . . . . . . . . . .  33
         10.4    Remedies Cumulative; No Waiver . . . . . . . . . . . . . . .  34

SECTION 11.               MISCELLANEOUS . . . . . . . . . . . . . . . . . . .  35
         11.1    Power of Attorney  . . . . . . . . . . . . . . . . . . . . .  35
         11.2    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.3    Modification of Agreement; Sale of Interest  . . . . . . . .  36
         11.4    Severability . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.5    Successors and Assigns . . . . . . . . . . . . . . . . . . .  37
         11.6    Cumulative Effect; Conflict of Terms . . . . . . . . . . . .  37
         11.7    Execution in Counterparts  . . . . . . . . . . . . . . . . .  37
         11.8    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.9    Lender's Consent . . . . . . . . . . . . . . . . . . . . . .  38

                                      (ii)

         11.10   Credit Inquiries . . . . . . . . . . . . . . . . . . . . .   38
         11.11   Time of Essence  . . . . . . . . . . . . . . . . . . . . .   38
         11.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . .   38
         11.13   Interpretation . . . . . . . . . . . . . . . . . . . . . .   38
         11.14   GOVERNING LAW; CONSENT TO FORUM  . . . . . . . . . . . . .   38
         11.15   WAIVERS  BY  BORROWER  . . . . . . . . . . . . . . . . . .   39

                                     (iii)

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of the 29th day of March, 1996, by and between FLEET CAPITAL CORPORATION, f/k/a SHAWMUT CAPITAL CORPORATION, successor to BARCLAYS BUSINESS CREDIT, INC. ("Lender"), a Connecticut corporation with an office at 200 Glastonbury Blvd., Glastonbury, Connecticut 06033; and CANNONDALE CORPORATION ("Borrower"), a Delaware corporation with its chief executive office and principal place of business at 9 Brookside Place, Georgetown, Connecticut 06829. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

                                   BACKGROUND

         A. On or about July 2, 1993, Borrower and Lender's predecessor in interest entered into a certain Loan and Security Agreement pursuant to which Lender agreed to make revolving credit loans and a term loan available to Borrower in an aggregate maximum amount not to exceed $30,000,000. The Loan and Security Agreement, as amended from time to time, is hereafter referred to as the "Existing Loan Agreement". The Existing Loan Agreement, along with all agreements, instruments and documents executed and/or delivered in connection therewith, are collectively referred to as the "Existing Loan Documents".

         B. Borrower desires to further amend and to restate the Existing Loan Agreement and to obtain other credit accommodations from Lender and Lender is willing to make such amendments and to make available additional funds and extend such other credit accommodations pursuant to the terms and conditions set forth below.

SECTION 1.    CREDIT FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in this Agreement and the other Loan Documents, Lender agrees to make a Total Credit Facility of up to $35,000,000 available upon Borrower's request therefor, as follows:

         1.1     Revolving Credit Loans.

                    1.1.1 Loans and Reserves. Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time minus reserves, if any as provided herein, which Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Credit Note. If the unpaid balance of the Revolving Credit Loans should exceed the Borrowing

Base or any other limitation set forth in this Agreement, such Revolving Credit Loans, to the extent in excess of the Borrowing Base, shall nevertheless constitute Obligations that are due and payable on demand, secured by the Collateral and entitled to all benefits thereof. Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this subsection 1.1.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory;
(iv) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; and (v) such other matters, events, conditions or contingencies as to which Lender, in its sole credit judgment, determines reserves should be established from time to time hereunder.

                    1.1.2 Overadvances. In so far as Borrower may request and Lender may be willing in its sole and absolute discretion to make Revolving Credit Loans to Borrower at a time when the unpaid balance of Revolving Credit Loans exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loans or Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Lender shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be deemed to be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally.

                    1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for Borrower's general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws.

         1.2 Term Loan. In conjunction with the Existing Loan Agreement,
Lender made a Term Loan to Borrower in the original principal amount of $3,500,000. As of the date hereof, the outstanding principal balance of the Term Loan is $1,644,000. The principal balance of the Term Loan shall continue to be paid in successive monthly installments of $58,000 each, each of which shall be payable on the first day of each month, which payments commenced on August 1, 1993, followed by a final installment due and payable on the earlier to occur of the date upon which the outstanding principal balance of the Term Loan shall have been paid in full or the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal balance of the Term Loan, and any accrued and unpaid interest thereon, shall be immediately due and payable upon the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or termination of this Agreement pursuant to Section 4 hereof. All amounts outstanding under the Term Note shall be secured by all of the Collateral. The proceeds of the Term Loan shall be used solely for purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.

         1.3 Letters of Credit; LC Guaranties. Lender agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to
(i) issue its, or cause to be issued its Affiliate's, Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Lender or its Affiliate shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to letters of credit issued for Borrower's account by other Persons in support of Borrower's obligations (other than obligations for the repayment of Money Borrowed), provided that the LC Amount at any time shall not exceed $2,000,000. No Letter of Credit or LC Guarantee may have an expiration date that is after the Maturity Date. Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans.

         1.4 Foreign Currency Purchase Contracts. If requested to do so by Borrower, and provided that no Default or Event of Default exists at the time of, or would exist after giving effect to, such request, Lender shall issue or cause its Affiliates to issue, one or more guaranties, all in form and substance acceptable to Lender, by which Lender or an Affiliate of Lender shall guaranty the payment or performance of Borrower's obligations to other persons in connection with foreign currency purchase contracts entered into in the ordinary course of Borrower's business, provided, however, that in no event shall Lender or any Affiliate of Lender be obligated to issue any such guaranty in respect of any such foreign currency purchase contract if (a) any such foreign currency purchase contract has a settlement date of more than 18 months after its issuance date, or (b) the settlement date of any such foreign currency purchase contract shall or may under any circumstances occur on or after the Maturity Date, unless Borrower shall have delivered to Lender an irrevocable letter of credit naming Lender as beneficiary, in a face amount equal to or greater than any liability of Lender in respect of such foreign currency purchase contract, issued by an issuer acceptable to Lender and otherwise in form and substance acceptable to Lender, or (c) Lender's liability in respect of all such guaranties outstanding would exceed $5,000,000 in the aggregate. Borrower's obligations to Lender in respect of such guaranties of foreign currency purchase contracts, including, without limitation, any costs or expenses incurred by Lender or its Affiliates due to the failure of Borrower to perform its duties under such contracts shall constitute Revolving Credit Loans hereunder, shall be secured by the Collateral and shall be payable in accordance with the terms of this Agreement.

SECTION 2.    INTEREST,  FEES  AND  CHARGES

         2.1     Interest.

                    2.1.1 Rates of Interest:

                    (a) Rate Options. At the time of each Revolving Credit Loan under this Agreement, and thereafter from time to time, Borrower shall have the right, subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred, to designate to Lender in writing that all, or a portion of the Loans shall bear interest at either the LIBOR Rate or Base Rate. Interest on each portion thereof shall accrue and be paid at the time and rate applicable to the respective option selected by Borrower or otherwise governing under the terms of this Agreement. If for any reason the LIBOR Rate option is unavailable, the Base Rate shall apply. The rate of interest on Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate effective as of the opening of business on the day that any such change in the Base Rate occurs.

                        (i)     LIBOR Rate Option:

                                 (A) Requests. Provided no Default or Event of
Default has occurred, and subject to the provisions of this Section 2.1.1(a)(i), if Borrower desires to have the LIBOR Rate apply to all or a portion of the Loans, Borrower shall give Lender a written irrevocable request no later than 11:00 A.M. Eastern time on the third (3rd) Business Day prior to the requested borrowing date specifying (i) the date the LIBOR Rate shall apply (which shall be a Business Day), (ii) the LIBOR Interest Period, and (iii) the amount to be subject to the LIBOR Rate provided that such amount shall be a minimum amount of One Million Dollars ($1,000,000.00).

                                 (B) LIBOR Interest Periods. LIBOR Rate Loans
shall be selected by Borrower for a LIBOR Interest Period; provided, however, that if the LIBOR Interest Period would otherwise end on a day which shall not be a London Business Day, such LIBOR Interest Period shall be extended to the next preceding or succeeding London Business Day as is the Bank's custom in the market to which such LIBOR Rate Loan relates. All accrued and unpaid interest on a LIBOR Rate Loan shall be repaid in full on the day the applicable LIBOR Rate Period expires. In addition, interest shall also be due and payable, with respect to LIBOR Rate Loans having a LIBOR Interest Period of six (6) months on the last day of third month of such six (6) month period, as if such six (6) month period were actually two three (3) month periods. No LIBOR Interest Period may end after the Maturity Date. Subject to all of the terms and conditions applicable to a request to convert all or a portion of the Loans to a LIBOR Rate Loan, Borrower may extend a LIBOR Rate Loan to a new LIBOR Rate Loan. If Borrower fails to notify the Lender of the LIBOR Interest Period for a subsequent LIBOR Rate Loan at least three (3) Business Days prior to the last day of the then current LIBOR Interest Period of an outstanding LIBOR Rate Loan, then such outstanding LIBOR Rate Loan shall, at the end of the applicable LIBOR Interest Period accrue interest at the Base Rate.

                                 (C) Adjustments. The Adjusted LIBOR Rate may be
automatically adjusted by Lender on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof by Lender based on the Federal Reserve Board's or any other applicable agency's or governing body's directive, mandate or interpretation, occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to Section 2.9 below, that increase the cost to Lender of funding the LIBOR Rate Loan. Lender shall promptly give Borrower notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                                 (D) Unavailability. If Borrower shall have
requested the rate based on the Adjusted LIBOR Rate in accordance with this
Section 2.1.1(a)(i) and Lender shall, in good faith, have determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Rate Loan and for the LIBOR Interest Period specified are unavailable, impractical or unlawful, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to the Lender of making or maintaining the principal amount of the requested LIBOR Rate Loan during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Lender shall promptly give notice of such determination to Borrower that the rate based on the Adjusted LIBOR Rate is not available. A determination by Lender hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to convert to, or maintain a LIBOR Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Lender shall have notified Borrower that such conditions shall have ceased to exist, and (ii) the portion of the Loan subject to the request or requested conversion shall accrue interest at the Base Rate.

                    2.1.2 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% above the interest rate otherwise applicable thereto (the "Default Rate") and all LIBOR Rate Loans shall convert to Base Rate Loans, subject to the Default Rate.

                    2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

                    2.1.4 Maximum LIBOR Rate Loans. In no event may Borrower have outstanding at any time more than 5 LIBOR Rate Loans.

         2.2 Computation of Interest and Fees. Interest, Letter of
Credit, LC Guaranty and foreign currency purchase contract guaranty fees and the facility fee hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the first Business Day after receipt by Lender of good funds.

         2.3 [Intentionally Omitted].

         2.4 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Lender in conjunction with the issuance of each Letter of Credit and LC Guaranty, pursuant to Section 1.3 hereof, a fee equal to one percent (1%) per annum of the aggregate face amount of such Letter of Credit and/or LC Guaranty outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit and/or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

         2.5 Annual Facility Fee. Borrower shall pay to Lender a fee equal to one quarter of one percent (1/4%) per annum of the average monthly unused amount of the Revolving Credit Loans available to Borrower pursuant to
Section 1.1 hereof. The facility fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

         2.6 Audit and Appraisal Fees. Borrower shall pay to Lender audit and appraisal fees in accordance with Lender's current schedule of fees in effect from time to time in connection with audits and appraisals of Borrower's books and records and such other matters as Lender shall deem appropriate, plus all out-of-pocket expenses incurred by Lender in connection with such audits and appraisals; provided, that Borrower shall not be obligated to pay any such audit fees in excess of $5,000 during any fiscal year in which no Default or Event of Default shall have occurred. Audit fees shall be payable on the first day of the month following the date of issuance by Lender of a request for payment thereof to Borrower.

         2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Lender or any Participating Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to a Participating Lender; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other

Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Lender or any Participating Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or
(v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Lender shall be charged to Borrower. All amounts chargeable to Borrower under this
Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Lender or to such Participating Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolving Credit Loans from time to time. Borrower shall also reimburse Lender for expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

         2.8 Bank Charges. Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender or any Participating Lender pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to any Participating Lender) arising out of or in connection with
(i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender or any Participating Lender, of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Participating Lender, of any check or item of payment received or delivered to Lender or any Participating Lender on account of the Obligations.

         2.9 Capital Adequacy Charge. In the event that Lender shall determine that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for the adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender, in its sole discretion, to be material, then from time to time, after submission by Lender to Borrower of a written demand therefore, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to Lender, and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution method.

         2.10 Indemnity re: LIBOR. Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment or any default by the Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including (but not limited to) any interest payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder, and any other loss or expense incurred by Lender by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make, continue, convert or maintain a LIBOR Rate Loan following any such prepayment, default or failure referred to above.

         2.11 Existing Indebtedness. Borrower acknowledges and confirms that as of the close of business on March 27, 1996, it is indebted to Lender under the Existing Loan Documents, without defense, set-off or counterclaim, in the principal amount of $16,808,257.88, for Revolving Credit Loans, in the principal amount of $1,644,000 with respect to the Term Loan, as well as for reimbursements for draws which may hereafter be made on existing Letters of Credit and LC Guaranties in the aggregate face amount of $659,554.40 and amounts guaranteed in connection with all foreign currency purchase contracts in the aggregate face amount of $0 (collectively as may be adjusted for advances and paydowns after March 27, 1996 and prior to the date hereof, "Existing Indebtedness"). This Agreement amends and restates the Existing Loan Agreement evidencing and/or securing the Existing Indebtedness. The execution and delivery of this Agreement and the other Loan Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness. All of Lender's obligations to Borrower with respect to Loans or advances of credit to be made concurrently herewith or after the date hereof, including without limitation, all Revolving Credit Loans, Letters of Credit, LC Guaranties, and guaranties of foreign currency purchase contracts, are set forth in this Agreement. All liens and security interests previously granted to Lender pursuant to the Existing Loan Documents are acknowledged and reconfirmed, remain in full force and effect and are not intended to be released, replaced or impaired. The Existing Indebtedness shall be deemed to be Revolving Credit Loans, Letters of Credit, LC Guaranties and guaranties of foreign currency purchase contracts hereunder (as applicable) and shall be taken into account with respect to calculation of the Borrowing Base. The Term Loan shall continue to be evidenced by the Term Note.

SECTION 3.                LOAN  ADMINISTRATION.

         3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                    3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. Eastern time on the proposed borrowing date if such Revolving Credit Loan shall be a Base Rate Loan, and at least three (3) Business Days prior to the proposed borrowing date if such Revolving Credit Loan shall be a LIBOR Rate Loan, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan subject to the Base Rate on the due date of such Obligation in the amount required to pay such interest or other Obligation. As an accommodation to Borrower, Lender may permit telephonic requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrower. Borrower at its option, may choose to borrow Revolving Credit Loans as either Base Rate Loans or LIBOR Rate Loans, subject to the provisions set forth in Section 2.1.

                    3.1.2 Disbursement. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

                    3.1.3 Authorization. Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees and expenses at any time owed by Borrower to Lender hereunder.

                    3.1.4 Borrowing Base Certificates. Borrower shall provide Lender with a Borrowing Base Certificate on a monthly basis, no later than the twentieth day of the month immediately following the month for which the Borrowing Base was calculated, or on a more frequent basis as Lender may request.

         3.2 Payments. Except where otherwise set forth in this Agreement or where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this
Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

                    3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the time at which the aggregate outstanding balance of all Revolving Credit Loans exceeds the Borrowing Base (to the extent of such excess) (unless Lender permits such amounts to remain outstanding as an Overadvance),
(ii) following the occurrence of a Default or Event of Default, the receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (iii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iv) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance.

                    3.2.2 Interest. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 4 hereof.

                    3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Lender or to any other Person designated by Lender in writing.

                    3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

         3.3     Mandatory Prepayments.

                    3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsection 6.4.2 hereof, if Borrower sells any of the Equipment or real Property constituting Collateral, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise agreed by Lender, as and when received by Borrower and as a mandatory prepayment of the Term Loan, a sum equal to the proceeds (including insurance payments) received by Borrower from such sale, loss, destruction or condemnation.

                    3.3.2 LIBOR Rate Loans. No portion of the LIBOR Rate Loans may be prepaid during a LIBOR Interest Period unless Borrower first satisfies in full its obligations under Section 2.10 above arising from such prepayment.

         3.4 Application of Payments and Collections. All items of payment received by Lender by 12:00 noon, Eastern time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Eastern time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times received by Lender from or on behalf of Borrower, provided however, that Borrower may, prior to the occurrence of an Event of Default, voluntarily prepay all or a portion of the outstanding balance of the Term Loan. Borrower irrevocably agrees that Lender shall, following the occurrence of a Default or Event of Default hereunder, have the continuing exclusive right to apply and reapply any and all payments (whether on Revolving Credit Loans, the Term Loan or otherwise) and collections received at any time or times thereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

         3.5 All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Lender's Lien upon all of the Collateral.

         3.6 Loan Account. Lender shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

         3.7 Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within 30 days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4.                TERM  AND  TERMINATION

         4.1 Term of Agreement. Subject to Lender's right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect through and including December 31, 1997 (the "Original Term"), and this Agreement shall automatically renew itself for one-year periods thereafter (the "Renewal Terms"), unless terminated as provided in Section 4.2 hereof.

         4.2 Termination.

                    4.2.1 Termination by Lender. Upon at least 90 days prior written notice to Borrower, Lender may terminate this Agreement as of the last day of the

Original Term or the then current Renewal Term and Lender may terminate this Agreement without notice upon or after the occurrence of an Event of Default.

                    4.2.2 Termination by Borrower. Upon at least 90 days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit, LC Guaranties and guaranties of foreign currency purchase contracts have expired or have been cash collateralized to Lender's satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing, and Lender shall have no obligation to make any Loans or issue or procure any Letters of Credit, LC Guaranties or guaranties of foreign currency purchase contracts on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                    4.2.3 Termination Charges. At the effective date of termination of this Agreement for any reason, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 1% of the Average Monthly Loan Balances (including the LC Amount for such periods) outstanding hereunder during the immediately preceding twelve month period if termination occurs at any time prior to January 1, 1997. If termination occurs on or after January 1, 1997 or if the termination results from prepayment of the Obligations with the proceeds of a public offering, no termination charge shall be payable.

                    4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination given in accordance with this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

SECTION 5.    SECURITY  INTERESTS

         5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby confirms its prior grant of, and assigns and grants to Lender, a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

               (i) Accounts;

              (ii) Inventory;

             (iii) Equipment;

              (iv) General Intangibles;

               (v) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender;

              (vi) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (v) above; and

            (vii) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through
         (vi) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral.

         5.2 Lien Perfection; Further Assurances. Borrower shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Lender's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Lender's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Lender to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Lender's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.

         5.3 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgage upon all real Property of Borrower described therein. The Mortgage has been or shall be executed by

Borrower in favor of Lender and has been or shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected Lien on the real Property covered thereby. Borrower shall deliver to Lender such other documents, including, without limitation, as-built survey prints of the real Property, as Lender and its counsel may request relating to the real Property subject to the Mortgage. If Borrower shall acquire at any time or times hereafter any interest in any other real Property, Borrower agrees promptly to execute and deliver to Lender, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Lender and its counsel (collectively "New Mortgages") covering such real Property. Each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid Lien on the real Property covered thereby.

SECTION 6.    COLLATERAL  ADMINISTRATION

         6.1     General

                    6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Exhibit B hereto and shall not, without the prior written approval of Lender, be moved therefrom except, prior to an Event of Default and Lender's acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4.2 hereof.

                    6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver to Lender a certified copy or original insurance certificate with satisfactory lender's loss payable endorsements, naming Lender as lender loss payee, assignee or additional insured, as appropriate. Each policy of insurance, certificate or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

                    6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

         6.2     Administration of Accounts.

                    6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. On or before the twentieth day of each month from and after the date hereof, Borrower shall deliver to Lender, in form acceptable to Lender, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Lender's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. In addition, if Accounts not already reported as ineligible in an aggregate face amount in excess of $500,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Lender, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

                    6.2.2 Discounts, Allowances, Disputes. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $500,000 are in dispute between Borrower and any Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

                    6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, provided, however that Lender shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower.

                    6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

                    6.2.5 Maintenance of Dominion Account. Following the occurrence of a Default or Event of Default hereunder, Borrower shall establish and maintain a Dominion Account pursuant to a lockbox arrangement acceptable to Lender with such banks as may be selected by Borrower and be acceptable to Lender. Borrower shall issue to all such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in the Dominion Account shall immediately become the property of Lender and Borrower shall obtain the agreement by such banks in favor of Lender to waive any offset rights against the funds so deposited. Lender assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

                    6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrower shall collect all of its Accounts. Following the occurrence of a Default or Event of Default, Borrower and/or Lender shall notify Account Debtors to make all payments of Accounts directly to the lockbox established pursuant to Section 6.2.5, and all remittances received by Borrower following the occurrence of such Default or Event of Default, on account of Accounts, together with the proceeds of any other Collateral, shall be held as Lender's property by Borrower as trustee of an express trust for Lender's benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Lender retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name notwithstanding the terms of subsections 6.2.5 and 6.2.6 and in any event, Lender may charge the collection costs and expenses, including attorneys' fees to Borrower.

         6.3     Administration of Inventory.

                    6.3.1 Records and Reports of Inventory. Borrower shall keep accurate and complete records of its inventory. Borrower shall to furnish Lender Inventory reports in form and detail satisfactory to Lender at such times as Lender may request, but at least once each month, not later than the twentieth day of such month. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Lender a report based on each such physical inventory promptly thereafter, together with such supporting information as Lender shall request.

                    6.3.2 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory valued in excess of $500,000 to Borrower, the shipment of which generated an Account on which such Account Debtor is obligated in excess of $500,000, Borrower shall immediately notify Lender of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

         6.4     Administration of Equipment.

                    6.4.1 Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Immediately on request therefor by Lender, Borrower shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment.

                    6.4.2 Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment constituting Collateral or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of $500,000.00 or less, provided that all proceeds thereof are remitted to Lender for application to the Loans, or (ii) replacements of Equipment that is substantially worn, damaged, destroyed, or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced (or promptly following the damage or destruction thereof), the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Lender at least 5 days prior written notice of such disposition if the value of such Equipment exceeds $500,000.00.

         6.5     Payment of Charges.  All amounts chargeable to Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Revolving Credit Loans from time to time.

SECTION 7.    REPRESENTATIONS  AND  WARRANTIES

         7.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Lender that:

                    7.1.1 Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit C hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower or any of its Subsidiaries.

                    7.1.2 Corporate Power and Authority. Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower; (ii) contravene Borrower's charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower.

                    7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its respective terms.

                    7.1.4 Capital Structure. Exhibit D hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of each Subsidiary of Borrower and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth on Exhibit D, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any of its Subsidiaries.

                    7.1.5 Corporate Names. Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Exhibit E hereto. Except as set forth on Exhibit E, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

                    7.1.6 Business Locations; Agent for Process. Each of Borrower's and its Subsidiaries' chief executive office and other places of business are as listed on Exhibit B hereto. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit B. Except as shown on Exhibit B, no inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

                    7.1.7 Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties that is not a Permitted Lien other than claims which are being contested in good faith by appropriate proceedings. The Liens granted to Lender under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

                    7.1.8 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

                    (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

                    (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

                    (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;

                    (iv) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission of Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes arising in the ordinary course of business or resulting in returned goods, where the amount in controversy is deemed by Lender to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

                    (v) Borrower has made no agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances granted prior to shipment and reflected on the balance of the Account and those which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender pursuant to subsection 6.2.1 hereof;

                    (vi) To the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

                    (vii) To the best of Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and
         (2) such Account Debtor is Solvent; and

                    (viii) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                    7.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Lender.

                    7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of July 1, 1995, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower's and such Person's operations for such periods. Since July 1, 1995, there has been no material adverse change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on the Saturday closest to June 30 of each year.

                    7.1.11 Full Disclosure. Neither this Agreement nor any other written statement of Borrower to Lender, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of Borrower or any of its Subsidiaries or the ability of Borrower or its Subsidiaries to perform this Agreement or the other Loan Documents.

                    7.1.12 Solvent Financial Condition. Each of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made and the Letters of Credit, LC Guaranties and guaranties of foreign currency purchase contracts to be issued hereunder, at all times will be, Solvent.

                    7.1.13 Surety Obligations. Neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

                    7.1.14 Taxes. Borrower's federal tax identification number is 06-0871823. The federal tax identification number of each of Borrower's Subsidiaries is shown on Exhibit F hereto. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges that are due and payable, unless and to the extent any thereof are being contested in good faith and by appropriate proceedings and

Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

                    7.1.15 Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                    7.1.16 Patents, Trademarks, Copyrights and Licenses. Except as set forth on Exhibit G hereto, each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict or claim of conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Exhibit G hereto.

                    7.1.17 Governmental Consents. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

                    7.1.18 Compliance with Laws. Each of Borrower and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance, in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation which have or may reasonably be likely to result in a material adverse effect on Borrower's liquidity position. Borrower has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.

                    7.1.19 Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Borrower is not a party nor is it subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit H hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower.

                    7.1.20 Litigation. There are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, if determined adversely to Borrower, might result in a Default or Event of Default hereunder or which may materially and adversely affect the ability of Borrower to perform this Agreement. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

                    7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed in an amount in excess of $1,000,000.

                    7.1.22 Leases. Exhibit J hereto is a complete listing of all capitalized leases of Borrower and its Subsidiaries and Exhibit K hereto is a complete listing of all operating leases of Borrower and its Subsidiaries. Each of Borrower and its Subsidiaries is in full compliance with all of the material terms of each of its respective capitalized and operating leases.

                    7.1.23 Pension Plans. Except as disclosed on Exhibit L hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrower or any of its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                    7.1.24 Trade Relations. To the best of Borrower's knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and to the best of Borrower's knowledge, there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                    7.1.25 Labor Relations. Except as described on Exhibit M hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

         7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading in any material respect at all times during the term of this Agreement, except for changes in the nature of Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement.

         7.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.    COVENANTS  AND  CONTINUING  AGREEMENTS

         8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                    8.1.1 Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations.

                    8.1.2 Notices. Promptly notify Lender in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading.

                    8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with
GAAP):

                    (i) not later than 90 days after the close of each fiscal year of Borrower, unqualified audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified (as to the Consolidated statements) by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs);

                    (ii) not later than 30 days after the end of each month hereafter (other than: (x) the first and second month of each fiscal year, as to which the financial statements hereinafter described for each of such months shall be furnished to Lender not later than 90 days after the end of the first such month; (y) the last month of each of the first three fiscal quarters, as to which such financial statements shall be furnished to Lender not later than 45 days after the end of each such fiscal quarter; and (z) the last month of each fiscal year, as to which such financial statements shall be furnished to Lender not later than 90 days after the end of such fiscal year), unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                    (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                    (iv) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

                    (v) such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiaries' financial condition or results of operations.

                 Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrower shall forward to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Lender a certificate of the aforesaid certified public accountants certifying to Lender that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Lender, that they are aware that Lender is relying on such financial statements in making its decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this subsection 8.1.3, or more frequently if requested by Lender, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit N hereto executed by the Chief Financial Officer of Borrower.

                    8.1.4 Landlord and Storage Agreements. Provide Lender with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Collateral valued in the aggregate in excess of $500,000 may, from time to time, be kept.

                    8.1.5 Projections. No later than 90 days after the end of each fiscal year of Borrower, deliver to Lender Projections of Borrower for the forthcoming fiscal year on a month by month and cumulative basis.

         8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

                    8.2.1 Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor so long as Borrower's Availability is less than the Availability Requirement, acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person; provided however that notwithstanding Borrower's Availability, Borrower may acquire Property of a Person so long as the aggregate value of such Property does not exceed $1,000,000; provided further that under no circumstances may Borrower or any Subsidiary make any acquisitions following the occurrence and continuance of a Default or Event of Default hereunder or if as a result of such acquisition a Default or Event of Default will occur.

                    8.2.2 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness, except:

                    (i) Obligations owing to Lender;

                    (ii) Subordinated Debt existing on the date of this Agreement;

                    (iii) Indebtedness of any Subsidiary of Borrower to Borrower;

                    (iv) Accounts payable to trade creditors which are on terms of not more than 120 days from billing date and are incurred in the ordinary course of business, or which have terms in excess of 120 days, provided such payment terms shall have been agreed to between Borrower and any such trade creditor in the ordinary course of business and in accordance with the historical practices of each, and in each case are not more than 60 days past due, and current operating expenses (other than for Money Borrowed) which are incurred in the ordinary course of business and are not more than 60 days past due, unless the payment of any such accounts payable or operating expenses is actively being contested in good faith and by appropriate and lawful proceedings;

                    (v) Permitted Purchase Money Indebtedness;

                    (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                    (vii) so long as no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, Borrower may incur Indebtedness not included in paragraphs (i) through (vi) above which does not exceed at any time, in the aggregate, the sum of $10,000,000; and

                    (viii) so long as no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, provided Borrower's Availability exceeds the Availability Requirement, Borrower may incur additional Indebtedness not included in paragraphs
         (i) through (vii) above.

                    8.2.3 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary; provided however that Borrower shall be permitted to maintain Accounts from its Affiliates and Subsidiaries in an aggregate amount outstanding not to exceed the amount set forth below for the periods corresponding thereto:

                  Period                                       Amount
                  ------                                       ------
The fiscal period beginning nearest May 1st
and ending nearest November 30th of each fiscal
year of Borrower                                            $9,500,000.00

The fiscal months of Borrower ending nearest

January 31st, February 28th, April 30th and
December 31st of each year                               $11,300,000.00

The fiscal month of Borrower ending nearest
March 31st of each year                                  $11,500,000.00

provided further, that Borrower may maintain Accounts from its Affiliates and Subsidiaries in excess of the amounts set forth above so long as Borrower's Availability exceeds the Availability Requirement. Commencing on July 3, 1994, and continuing thereafter, the amounts set forth above shall be increased for each period corresponding thereto by an amount equal to 50% of Borrower's Cash Flow in excess of $250,000.00 for the previous fiscal year, provided however that solely for purposes of calculating such Cash Flow pursuant to this Section 8.2.3, the aggregate amount of Net Proceeds in the form of cash received by Borrower in connection with a public offering of its common stock, to the extent such proceeds have been utilized by Borrower for working capital purposes, shall be included in the calculation of Borrower's Cash Flow for each such fiscal year.

                    8.2.4 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                    (i) Liens at any time granted in favor of Lender;

                    (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Lender's judgment such Lien does not materially adversely affect Lender's rights or the priority of Lender's Lien in the Collateral;

                    (iii) Liens arising in the ordinary course of Borrower's business by operation of law or regulation, and minor defects in title with respect to Borrower's real Property, but only if payment in respect of any such Lien or minor title defect is not at the time required and such Liens and minor title defects do not, in the aggregate, materially detract from the value of the Property (both real and personal) of Borrower or materially impair the use of any such Property in the operation of Borrower's business;

                    (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

                    (v) Liens securing Indebtedness of one of Borrower's Subsidiaries to Borrower or another such Subsidiary;

                    (vi) such other Liens as appear on Exhibit O hereto; and

                    (vii) such other Liens as Lender may hereafter approve in writing.

                    8.2.5 Subordinated Debt. Make, or permit any Subsidiary of Borrower to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the Subordination Agreement relative thereto.

                    8.2.6 Distributions. So long as Borrower's Availability does not exceed the Availability Requirement, declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions.

                    8.2.7 Subsidiaries. So long as Borrower's Availability does not exceed the Availability Requirement, create any subsidiary or divest itself of any material assets by transferring them to a subsidiary to whose existence Lender has consented.

                    8.2.8 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose any Collateral, including any disposition of Collateral as part of a sale and leaseback transaction, to or in favor of any Person, except
(i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary of Borrower or (iii) dispositions expressly authorized by this Agreement.

                    8.2.9 Restricted Investment. Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

                    8.2.10 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of Borrower.

         8.3 Specific Financial Covenants. During the term of this
Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

             (A) Minimum Working Capital. Maintain at all times working capital of not less than the amounts shown below for the period corresponding thereto;

                 Period                                       Amount
                 ------                                       ------
From January 31, 1996 thru March 31, 1996                  $1,500,000.00

From April 1, 1996 and at all times thereafter             $2,000,000.00

             (B) Minimum Adjusted Tangible Amount Worth. Maintain at all times an Adjusted Tangible Net Worth of not less than the amounts shown below for the period corresponding thereto:

                        Period                                    Amount
                        ------                                    ------
The three fiscal months ending nearest to March 31, 1996      $18,000,000.00

At all times thereafter                                       $19,000,000.00

             (C) Current Ratio. Maintain at all times a ratio of Current Assets to Current Liabilities of not less than 1.05 to 1.00; provided, however, that for purposes of this Section 8.3(C) only, the balance of all intercompany Accounts and other intercompany Indebtedness shall be calculated on a net basis.

             (D) Cash Flow. Achieve Cash Flow of not less than $250,000.00 as of the last day of each fiscal quarter, for the immediately proceeding four fiscal quarters, provided however, that solely for purposes of calculating such Cash Flow pursuant to this Section 8.3(D) for any fiscal period, Borrower may exclude from the calculation thereof (i) the non-cash effective compensation paid during such fiscal period, if any, in the form of equity securities or options to purchase equity securities and (ii)(A) the extraordinary expense recorded during such fiscal period, if any, (B) the aggregate amount of the principal repaid during such period and (C) the aggregate amount of accrued interest paid during such period, in each case incurred or paid by Borrower, as the case may be, in connection with its prepayment of Indebtedness for borrowed money with the proceeds of a public offering of Borrower's common stock.

SECTION 9.    CONDITIONS PRECEDENT

             Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

         9.1 Documentation. Lender shall have received, in form and substance satisfactory to Lender and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Lender and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Lender and its counsel.

         9.2 No Default. No Default or Event of Default shall exist.

         9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

         9.4 Availability. Lender shall have determined that immediately after Lender has made the initial Loans and issued the initial Letters of Credit and LC Guaranties contemplated hereby, and paid all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than $5,000,000.

         9.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 10.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

                    10.1.1 Payment of Term Note. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Term Note on or within 10 days after the due date of such installment.

                    10.1.2 Payment of Other Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the Term Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                    10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, any Subsidiary of Borrower or Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to
Section 7.2 hereof.

                    10.1.4 Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 6.1.1, 6.2, 8.1.1, 8.1.3, 8.2 or 8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

                    10.1.5 Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
10.1 hereof) and the breach of such other covenant is not cured to Lender's satisfaction within 15 days after the sooner to occur of Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower.

                    10.1.6 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

                    10.1.7 Other Defaults. There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness in excess of $5,000,000 (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

                    10.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance if following such loss, theft, damage or destruction, Borrower's Availability does not exceed $0.

                    10.1.9 [Intentionally Omitted].

                    10.1.10 Insolvency and Related Proceedings. Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than 60 days), or Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                    10.1.11 ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any Subsidiary of Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or such Subsidiary's complete or partial withdrawal from such Plan.

                    10.1.12 Challenge to Agreement. Borrower or any Subsidiary of Borrower or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

                    10.1.13 Criminal Forfeiture. Borrower or any Subsidiary of Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral valued in the aggregate in excess of $5,000,000.

                    10.1.14 Judgments. Any money judgment, writ of attachment or similar process is filed against Borrower or any Subsidiary of Borrower, or any of their respective Property in an amount equal to or greater than $1,000,000, if after giving effect thereto, Borrower's Availability does not exceed the Availability Requirement.

         10.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand protest or further notice by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.

         10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise from time to time the following rights and remedies:

                    10.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                    10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

                    10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Borrower agrees that 10 days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2

Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

                    10.3.4 Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit.

                    10.3.5 Lender may, at its option, require Borrower to deposit with Lender funds equal to the LC Amount and the amount of quantities of foreign currency purchase contracts outstanding, and, if Borrower fails to promptly make such deposit, Lender may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and guaranties of foreign currency purchase contracts and future drawings against such Letters of Credit. At such time as all LC Guaranties and guaranties of foreign currency purchase contracts have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

         10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

SECTION 11.      MISCELLANEOUS

         11.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to Borrower and in either Borrower's or Lender's name, but at the cost and expense of Borrower:

                    11.1.1 At such time or times upon or after the occurrence of a Default or an Event of Default as Lender or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender's control.

                    11.1.2 At such time or times upon or after the occurrence of an Event of Default as Lender or its agent in its sole discretion may determine:
(i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts;
(ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement.

         11.2 Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend Lender against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances, it being understood that the foregoing indemnity shall not extend to environmental claims arising as a direct result of Lender's gross negligence or wilful misconduct after the date on which Lender takes title to, or exercises dominion and control over, the affected Property. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 11.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

         11.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon any such assignments. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Lender may disclose credit information regarding Borrower and its Subsidiaries to any potential participant or assignee.

         11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under Section 11.3 hereof.

         11.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         11.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, one Business Day after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

       If to Lender:                     Fleet Capital Corporation
                                         200 Glastonbury Boulevard
                                         Glastonbury, Connecticut  06033
                                         Attention: Northeast Loan
                                         Administration
                                         Facsimile No.:  860-657-7759

       With a copy to:                   Blank, Rome, Comisky & McCauley
                                         1200 Four Penn Center Plaza
                                         Philadelphia, PA 19103
                                         Attention:  Harvey I. Forman, Esquire
                                         Facsimile No.: 215-569-5555

       If to Borrower:                   Cannondale Corporation
                                         9 Brookside Place
                                         Georgetown, Connecticut 06829
                                         Attention: William F. Schmalkuche,
                                         Assistant Treasurer
                                         Facsimile No.: 203-544-9906

                 With a copy to:         Levett, Rockwood & Sanders,
                                           Professional Corporation
                                         33 Riverside Avenue
                                         Westport, CT  06880
                                         Attention:  John Sanders, Esquire
                                         Facsimile No.: 203-226-8025

or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon Lender pursuant to subsection 3.1.1 or
4.2.2 hereof shall not be effective until received by Lender.

         11.9 Lender's Consent. Whenever Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

         11.10 Credit Inquiries. Borrower hereby authorizes and permits Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

         11.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         11.12 Entire Agreement. This Agreement and the other Loan
Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

         11.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         11.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN GLASTONBURY, CONNECTICUT. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT: PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN CONNECTICUT, THE

LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF CONNECTICUT. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF HARTFORD, CONNECTICUT, OR, AT LENDER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF CONNECTICUT, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         11.15 WAIVERS BY BORROWER. BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL: (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT,

EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, this Agreement has been duly executed in ____________, Connecticut, on the day and year specified at the beginning of this Agreement.

ATTEST:                                     CANNONDALE CORPORATION
                                            ("Borrower")


/s/ Jean M. Benson                          By William [UNABLE TO READ]
- --------------------------------               ---------------------------------
Asst. Secretary                                Title  Asst. Treasurer
[CORPORATE SEAL]                                      --------------------------


                                            ACCEPTED IN GLASTONBURY, CT:

                                            FLEET CAPITAL CORPORATION
                                            ("Lender")

                                            By  [UNABLE TO READ]
                                               ---------------------------------
                                               Title  Vice President
                                                      --------------------------

                                   APPENDIX A

                               GENERAL  DEFINITIONS

                 When used in the Amended and Restated Loan and Security Agreement dated as of March 29, 1996, by and between Fleet Capital Corporation f/k/a Shawmut Capital Corporation, successor to Barclays Business Credit, Inc. and Cannondale Corporation, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                 Account Debtor - any Person who is or may become obligated under or on account of an Account.

                 Accounts - all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquired any interest.

                 Adjusted LIBOR Rate - For any LIBOR Interest Period, as applied to a LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) determined pursuant to the following formula:

                 Adjusted Libor Rate =            Libor Rate
                                          ---------------------------
                                          (1.00 - Reserve Percentage)

         For purposes hereof, "Libor Rate" shall mean the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/100 of 1%) offered to Bank in the London interbank foreign currency deposits market on or about 9:00 A.M. Eastern time two (2) Business Days prior to the commencement of such LIBOR Interest Period on amounts substantially equal to the LIBOR Rate Loan as to which Borrower may elect the Adjusted LIBOR Rate to be applicable with a maturity of comparable duration to the LIBOR Interest Period selected by Borrower for such LIBOR Rate Loan.

                 Adjusted Net Earnings From Operations - with respect to any fiscal period, means the net earnings (or loss) after provision for income taxes for such fiscal period of Borrower, all as reflected on the financial statement of Borrower supplied to Lender pursuant to
         Section 8.1.3. hereof, but excluding: (i) any gain or loss arising from the sale of capital assets; (ii) any non-cash gain or non-cash loss arising from any write-up or write-down of assets; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any corporation, substantially all the assets of which have been acquired in any manner by Borrower, realized by such corporation prior to the date of such acquisition; (v) net earnings of any business entity (other than a Subsidiary) in which Borrower has an ownership interest unless such net earnings shall have actually been received by Borrower in the form of cash distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to Borrower; (vii) the earnings of any Person to which any assets of Borrower shall have been sold, transferred of, disposed of, or into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Securities of Borrower; and (ix) any non-cash gain or loss arising from extraordinary or non-recurring items.

                 Adjusted Tangible Assets - all assets except: (i) any surplus resulting from any write-up of assets subsequent to April 30, 1993; (ii) deferred assets, other than prepaid insurance and prepaid taxes; (iii) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (iv) goodwill, including any amounts, however designated on a Consolidated balance sheet of a Person or its Subsidiaries, representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of such Person; (v) Restricted Investments; (vi) unamortized debt discount and expense; (vii) assets located and notes and receivables due from obligors outside of the United States of America; and (viii) all investments (whether in cash or otherwise, provided, however, that intercompany sales and intercompany receivables shall not constitute investments) of Borrower in its Subsidiaries.

                 Adjusted Tangible Net Worth - at any date means a sum equal to: (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Adjusted Tangible Assets of a Person would be shown on a balance sheet at such date in accordance with GAAP, minus (ii) the amount at which such Person's liabilities (other than capital stock, surplus and Subordinated Debt) would be shown on such balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.

                 Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) which has 10% or more of its Voting Stock (or in the case of a Person which is not a corporation, 10% or more of its equity interest) beneficially owned or held by a Person or a Subsidiary of a Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

                 Agreement - the Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

                 Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and the LC Amount and the amount of guaranties for foreign currency purchase contracts outstanding, is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

                 Availability Requirement - Borrower's Availability equal to $5,000,000.00.

                 Average Monthly Loan Balance - the amount obtained by adding the unpaid principal balance of Revolving Credit Loans owing by Borrower to Lender at the end of each day during the month in question and by dividing such sum by the number of days in such month.

                 Bank - Fleet National Bank of Connecticut, its successors and assigns.

                 Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred Borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

                 Base Rate Loan(s) - that portion of each Revolving
         Credit Loan and the Term Loan on which interest accrues at the Base
         Rate.

                 Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

                 (a) $35,000,000.00 minus (i) the unpaid principal balance of the Term Loan at such date (ii) the amount of any reserve established or amount paid or guaranteed by Lender in connection with any foreign exchange contract outstanding at such date and (iii) the LC Amount as of such date; or

                 (b) an amount equal to:

                     (i) Eighty-five percent (85%), or such lesser percentage as
                 Lender may in its reasonable credit judgment determine from time to time, of the net amount of Eligible Accounts outstanding at such date;

                                      PLUS

                       (ii) the lesser of (A) $15,000,000.00 until June 30,
                 1996, and $18,000,000.00 commencing on July 1, 1996 and at all times thereafter or (B) sixty percent (60%), or such lesser percentage as Lender may in its reasonable credit judgment determine from time to time, of the value of Eligible Inventory at such date consisting of raw materials or finished goods, calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis.

                                 MINUS (subtract from the sum
                                     of clauses (i) and (ii) above)

                       (iii) an amount equal to the sum of (A)(1) 100% of all
                 standby Letters of Credit issued by Lender or Affiliates of Lender and LC Guaranties issued in respect thereof outstanding at such date, plus (2) 50% of all documentary Letters of Credit issued by Lender or Affiliates of Lender and LC Guaranties issued in respect thereof outstanding at such date, (B) the amount of all reserves established or funds paid or guaranteed by Lender or any Affiliate of Lender in connection with all foreign currency purchase contracts pursuant to Section 1.4 of the Agreement, and (C) any other amounts which Lender may be obligated to pay in the future for the account of Borrower.

                 For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Lender's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

                 Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Connecticut or is a day on which banking institutions located in such state are closed.

                 Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

                 Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                 Cash Flow - with respect to any fiscal period, an amount equal to (a) the sum of (i) Adjusted Net Earnings From Operations during such fiscal period, plus (ii) depreciation and amortization of Borrower's assets during such fiscal period, minus (b) the sum of (i) the current maturities of Borrower's long-term Indebtedness (excluding payments for Revolving Credit Loans) for such fiscal period, plus (ii) the sum of all unfinanced Capital Expenditures made by Borrower during such fiscal period.

                 Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit, LC Guaranty or guaranty of foreign currency purchase contract is issued under the Agreement.

                 Code - the Uniform Commercial Code as adopted and in force in the State of Connecticut, as from time to time in effect.

                 Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

                 Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                 Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

                 Current Liabilities - at any date means the amount at which all of the current liabilities of a Person would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP.

                 Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                 Default Rate - as defined in subsection 2.1.2 of the Agreement.

                 Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

                 Dominion Account - a special account of Lender established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to

         Lender in its reasonable discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

                 EBIT - with respect to any fiscal period, the sum of Borrower's Consolidated net earnings (or loss) before interest expense and taxes for said period as determined in accordance with GAAP.

                 Eligible Account - an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Lender, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                       (i) it arises out of a sale made by Borrower to a
                 Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

                       (ii) it is unpaid more than 300 days after the original
                 invoice date or more than 60 days after the original due date shown on the invoice; or

                       (iii) it is due or unpaid more than 120 days after the
                 original invoice date, unless such Account is by its terms due beyond 60 days from the original invoice date in which case clause (ii) above shall apply; or

                       (iv) 50% or more of the Accounts from the Account Debtor
                 are not deemed Eligible Accounts hereunder; or

                       (v) the total unpaid Accounts of the Account Debtor
                 exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or

                       (vi) any covenant, representation or warranty contained
                 in the Agreement with respect to such Account has been breached; or

                       (vii) the Account Debtor is also Borrower's creditor or
                 supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

                       (viii) the Account Debtor has commenced a voluntary case
                 under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                       (ix) it arises from a sale to an Account Debtor outside
                 the United States, Canada or Puerto Rico, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its sole discretion; or

                       (x) it arises from a sale to the Account Debtor on a
                 bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

                       (xi) the Account Debtor is the United States of America
                 or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended); or

                       (xii) the Account is subject to a Lien other than a
                 Permitted Lien; or

                       (xiii) the goods giving rise to such Account have not
                 been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                       (xiv) the Account is evidenced by chattel paper or an
                 instrument of any kind, or has been reduced to judgment; or

                       (xv) Borrower has made any agreement with the Account
                 Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                       (xvi) Borrower has made an agreement with the Account
                 Debtor to extend the time of payment thereof; or

                       (xvii) Lender believes, in its reasonable credit
                 judgment, that collection of such Account is insecure or that payment thereof is doubtful or will be delayed beyond the period set forth in clauses (ii) or (iii) of this definition by reason of the Account Debtor's financial condition; or

                       (xviii) The total unpaid Accounts of the Account Debtor
                 exceed a credit limit determined by Lender, in its sole discretion, to the extent such Account exceeds such limit; or

                       (xix) The Account arises from a retail sale of goods to a
                 Person who is purchasing same primarily for personal, family or household purposes.

                 Eligible Inventory - such Inventory of Borrower (other than packaging materials and supplies) which Lender, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

                       (i) it is not raw materials or finished goods that, in
                 Lender's opinion, is readily marketable in its current form; or

                       (ii) it is not in good, new and saleable condition; or

                       (iii) it is slow-moving, obsolete or unmerchantable; or

                       (iv) it does not meet all standards imposed by any
                 governmental agency or authority; or

                       (v) it does not conform in all respects to the warranties
                 and representations set forth in the Agreement,

                       (vi) it is not at all times subject to Lender's duly
                 perfected, first priority security interest and no other Lien except a Permitted Lien; or

                       (vii) it is not situated at a location in compliance with
                 the Agreement or is in transit.

                 Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

                 Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

                 ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

                 Event of Default - as defined in Section 10.1 of the Agreement.

                 GAAP - generally accepted account principles in the United States of America in effect from time to time, provided that for purposes of calculating the financial covenants set forth in Section
         8.3 of the Agreement, the determination of amounts set forth therein shall exclude the results of operations, statements of cash flows and the financial position of Borrower's Subsidiaries and provided further that the books and records of any foreign Subsidiary may be maintained in accordance with generally accepted accounting principles in effect in its country of domicile.

                 General Intangibles - all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

                 Indebtedness - as applied to a Person means, without duplication

                       (i) all items which in accordance with GAAP would be
                 included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

                       (ii) all obligations of other Persons which such Person
                 has guaranteed,

                       (iii) all reimbursement obligations in connection with
                 letters of credit or letter of credit guaranties issued for the account of such Person, and

                       (iv) in the case of Borrower (without duplication), the
                 Obligations.

                 Inventory - all of Borrower's inventory, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

                 LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and the aggregate amount of LC Guaranties then outstanding.

                 LC Guaranty - any guaranty pursuant to which Lender or any Affiliate of Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

                 Letter of Credit - any letter of credit issued by Lender or any of Lender's Affiliates for the account of Borrower.

                 LIBOR Interest Period - a period of one, two, three or six months duration during which the LIBOR Rate is applicable.

                 LIBOR Rate - a per annum rate equal to the sum of the Adjusted LIBOR Rate plus the corresponding per annum percentage ("LIBOR Margin") based on Borrower's EBIT calculated on a rolling four quarter basis as of the most recent four fiscal quarterly financial statements:

                          EBIT                              RATE
                          ----                              ----
                 $0 to $10,000,000                          2.00%

                 Greater than $10,000,000                   1.75%
                 to $15,000,000

                 Greater than $15,000,000                   1.50%

                 The applicable LIBOR Margin shall change quarterly based on the results of Borrower's most current quarterly financial statements, on the next fiscal quarter following delivery to Lender of such financial statements. If Lender does not offer Borrower a LIBOR Rate equal to the Adjusted LIBOR Rate plus 1.25% per annum within 15 Business Days following receipt of Borrower's financial statements which show Borrower's EBIT to be greater than $20,000,000.00, Borrower shall no longer be obligated to pay a termination fee in conjunction with
         Section 4.2.3. of the Agreement. For purposes of calculating EBIT in conjunction with this definition, EBIT shall be determined on a Consolidated basis, provided however that if Borrower's individual EBIT does not comprise at least 50% of the applicable threshold EBIT requirement set forth above, the corresponding LIBOR Margin shall be at the next higher level.

                 LIBOR Rate Loan(s) - that portion of each Revolving Credit Loan and the Term Loan on which interest accrues at the LIBOR Rate.

                 Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                 Loan Account - the loan account established on the books of Lender pursuant to Section 3.6 of the Agreement.

                 Loan Documents - the Agreement, the Other Agreements and the Security Documents.

                 Loans - all loans and advances of any kind (including all Revolving Credit Loans and the Term Loan) made by Lender pursuant to the Agreement.

                 London Business Day - Any Business Day on which banks in London, England are open for business.

                 Maturity Date - the last day of the Original Term or, if any Renewal Term is in effect, then the last day of such Renewal Term.

                 Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through
         (iii) hereof, if owed directly by Borrower.

                 Mortgage - the mortgage executed by Borrower in favor of Lender and by which Borrower granted and conveyed to Lender, as security for the Obligations, a Lien upon the real Property of Borrower located at 9 Brookside Place, Georgetown, Connecticut.

                 Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

                 Net Proceeds - a sum equal to (i) the gross proceeds of any sale or other disposition of any Property of Borrower, minus (ii) the reasonable costs incurred by Borrower in connection with such sale, including, without limitation, broker's commissions, legal fees, transfer and recording fees and taxes, and the reasonably estimated federal, state and local taxes, if any, payable in respect of any gain recognized upon such sale or disposition.

                 New Mortgages - as defined in Section 5.3 hereof.

                 Notes - collectively the Revolving Credit Note and the Term
         Note.

                 Obligations - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, including without limitation all Revolving Credit Loans and the Term Loan, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

                 Original Term - as defined in Section 4.1 of the Agreement.

                 Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Lender in respect of the transactions contemplated by the Agreement.

                 Overadvance - the amount, if any, by which the outstanding principal amount of Revolving Credit Loans plus the LC Amount and the amount of all guaranties of foreign currency purchase contracts, exceeds the Borrowing Base.

                 Participating Lender - each Person who shall be granted the right by Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

                 Patent Assignment - the Patent Collateral Assignment executed by Borrower in favor of Lender and by which Borrower assigned to Lender as security for the Obligations all of Borrower's right, title and interest in and to all of its patents.

                 Permitted Liens - any Lien of a kind specified in subsection
         8.2.4 of the Agreement.

                 Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed $25,000,000.00. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

                 Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

                 Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

                 Prohibited Transaction - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

                 Projections - Borrower's forecasted Consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                 Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 90 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

                 Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

                 Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

                 Renewal Terms - as defined in Section 4.1 of the Agreement.

                 Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

                 Reserve - For any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

                 Reserve Percentage - For Bank on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Lender is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject) for determining the maximum reserve requirement (including without limitation any basic supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a LIBOR Rate Loan subject to an Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

                 Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                       (i) investments otherwise permitted by this Agreement or
                 investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

                       (ii) Property to be used in the ordinary course of
                 business;

                       (iii) Current Assets arising from the sale of goods and
                 services in the ordinary course of business of Borrower and its Subsidiaries;

                       (iv) investments in direct obligations of the United
                 States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                       (v) investments in certificates of deposit maturing
                 within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

                       (vi) investments in commercial paper given the highest
                 rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

                 Revolving Credit Loan - a Loan made by Lender as provided in
         Section 1.1 of the Agreement.

                 Revolving Credit Note - the secured promissory note to be executed by Borrower on the Closing Date in favor of Lender to evidence Borrower's obligation to repay the Revolving Credit Loans, which shall be in the form of Exhibit A-2 to the Agreement.

                 Schedule of Accounts - as defined in subsection 6.4.1 of the Agreement.

                 Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                 Security Documents - the Mortgage, each New Mortgage, the Patent Assignment and the Trademark Assignment and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

                 Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                 Subordinated Debt - Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Lender.

                 Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

                 Term Loan - the Loan described in subsection 1.2 of the Agreement.

                 Term Note - the Amended and Restated Secured Promissory Note executed by Borrower in favor of Lender to evidence the Term Loan, which is in the form of Exhibit A-1 to the Agreement.

                 Total Credit Facility - $35,000,000.00.

                 Trademark Assignment - the Trademark Security Agreement executed by Borrower in favor of Lender and by which Borrower assigned to Lender, and granted to Lender a security interest in, as security for the Obligations all of Borrower's right, title and interest in and to all of its trademarks.

                 Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                 Working Capital - at any date means Current Assets minus Current Liabilities.

                 OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

                 CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                LIST OF EXHIBITS

Exhibit A-1      Term Note
Exhibit A-2      Revolving Credit Note
Exhibit B        Borrower's and each Subsidiary's Business Locations
Exhibit C        Jurisdictions in which Borrower and each Subsidiary is
                 Authorized to do Business
Exhibit D        Capital Structure of Borrower
Exhibit E        Corporate Names
Exhibit F        Tax Identification Numbers of Subsidiaries
Exhibit G        Patents, Trademarks, Copyrights and Licenses
Exhibit H        Contracts Restricting Borrower's Right to Incur Debts
Exhibit I        Litigation
Exhibit J        Capitalized Leases
Exhibit K        Operating Leases
Exhibit L        Pension Plans
Exhibit M        Labor Contracts
Exhibit N        Compliance Certificate
Exhibit O        Permitted Liens